Exhibit 10.3
AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN
OF
NUVEEN CHURCHILL DIRECT LENDING CORP.
Nuveen Churchill Direct Lending Corp., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to distributions declared by its Board of Directors (the “Board”) with respect to shares of the Company’s common stock (“Shares”).
1. Unless a stockholder specifically elects to receive cash pursuant to paragraph 4 below, all distributions hereafter declared by the Board shall be reinvested by the Company in Shares pursuant to paragraph 3 below, and no action shall be required on such stockholder’s part to receive such Shares. A stockholder whose Shares are registered in the name of a nominee (such as an intermediary firm through which the stockholder acquired Shares (an “Intermediary”) must contact the nominee regarding the stockholder’s status under the Plan.
2. Such distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board to stockholders of record at the close of business on the record date(s) established by the Board for the distribution involved.
3. With respect to each distribution pursuant to this Plan, the Board reserves the right to either issue new Shares or purchase Shares in the open market for the accounts of Participants (as defined below) in connection with implementation of the Plan. The number of Shares to be issued to a stockholder who has not elected to receive a distribution (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to a Participant by the market price per share at the close of regular trading on the New York Stock Exchange on the Payment Date, or, if no sale is reported for such date, at the average of the reported bid and asked prices. However, if the market price per share on the Payment Date exceeds the most recently computed net asset value per share, the Company will issue Shares at the greater of (i) the most recently computed net asset value per share and (ii) 95% of the current market price per share on the Payment Date (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share). If Shares are purchased in the open market to implement the Plan, the number of Shares to be issued to a Participant shall be determined by dividing the dollar amount of the distribution payable to such Participant by the weighted average price per share for all Shares purchased by the Plan Administrator (as defined below) in the open market in connection with the distribution. Although each Participant may from time to time have an undivided fractional interest (computed to five decimal places) in a Share of the Company, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market price of the Shares at the time of termination.
4. A stockholder may elect to receive any portion of its distributions in cash. To exercise this option, a stockholder shall notify Computershare Trust Company, N.A. (referred to as the “Plan Administrator”). A Participant holding Shares through an Intermediary may elect to receive cash by notifying the Intermediary (who should be directed to inform the Plan Administrator). Such election shall remain in effect until the stockholder notifies the Plan Administrator in writing of its desire to change its election. In order to be effective with respect to a particular distribution, notices must be received by the Plan Administrator prior to the record date fixed by the Board for such distribution. All correspondence concerning the Plan should be directed to the Plan Administrator by mail at Computershare Trust Company, N.A., Attn: Nuveen Churchill Direct Lending Corp., P.O. Box 43007, Providence, RI

02940-3006, by telephone by calling toll-free at 1-888-791-1280 or through the Internet at www.computershare.com/ncdl. Notwithstanding the foregoing, a stockholder’s election (or deemed election) under the dividend reinvestment plan, dated December 19, 2019, shall remain in effect for such stockholder and no further action is required by such stockholder with respect to their election under the Plan.
5. Similarly, Participants may request to sell all or a portion of the Shares held in the Plan by calling the Plan Administrator, writing to the Plan Administrator, completing and returning the transaction form attached to each Plan statement or through the Internet as described above. The Plan Administrator will sell such Shares through a broker-dealer selected by the Plan Administrator within five business days of receipt of the request. The sale price will equal the weighted average price of all Shares sold through the Plan on the day of the sale, less fees as described below. Participants should note that the Plan Administrator is unable to accept instructions to sell on a specific date or at a specific price.
6. The Plan Administrator will confirm to each Participant each issuance of Shares made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.
7. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges or other charges to stockholders who participate in the Plan. Sales will entail a transaction fee of $25.00 and a per share fee of $0.12. Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay.
8. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to the effectiveness of such termination.
9. These terms and conditions under the Plan may be amended or supplemented by the Company at any time, only by sending written notice to the Participant at least 30 days prior to the effective date thereof. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.
10. These terms and conditions shall be governed by the laws of the State of Maryland without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.
Adopted: December 19, 2019
Amended: January 29, 2024
2